UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*

                                 ROCKFORD CORP.
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    77316P101
                              --------------------
                                 (CUSIP Number)

                                December 31, 2006
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / X /    Rule 13d-1(b)
         /   /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A
                               CUSIP NO. 77316P101


1.      Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Quaker Capital Management Corporation
        -----------------------------------------------------------

2.      Check the Appropriate Box if a Member of a Group

        (a)
             ------
        (b)     X
             ------

3.      SEC Use Only
                     ----------------------------------------------

4.      Citizenship or Place of Organization         Pennsylvania
                                                     --------------

Number of         5.   Sole Voting Power             1,300
Shares                                               --------------
Beneficially      6.   Shared Voting Power           0
Owned by                                             --------------
Each Reporting    7.   Sole Dispositive Power        1,300
Person                                               --------------
With:             8.   Shared Dispositive Power      0
                                                     --------------

9.      Aggregate Amount Beneficially Owned by Each Reporting Person

        1,300
        ----------------

10.     Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares
                 --------
11.     Percent of Class Represented by Amount in Row (9)

                                                     0.01%
                                                     -----------

12.     Type of Reporting Person                     IA
                                                     -----------



                                Page 2 of 6 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 77316P101


Item 1.

         (a)   Name of Issuer

               ROCKFORD CORP.
               -----------------------------------------------------------

         (b)   Address of Issuer's Principal Executive Offices

               600 South Rockford Drive, Tempe, Arizona 85281
               -----------------------------------------------------------
Item 2.

         (a)   Name of Persons Filing

               Quaker Capital Management Corporation
               -----------------------------------------------------------

         (b)   Address of Principal Business Office or, if none, Residence

               401 Wood Street, Suite 1300, Pittsburgh, PA  15222
               -----------------------------------------------------------

         (c)   Citizenship

               Pennsylvania Corporation
               -----------------------------------------------------------

         (d)   Title of Class of Securities

               Common Stock
               -----------------------------------------------------------

         (e)   CUSIP Number

               77316P101
               -----------------------------------------------------------




                                Page 3 of 6 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 77316P101


Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  /   /   Broker of dealer registered under section 15 of the Act;

     (b)  /   /   Bank as defined in section 3(a)(6) of the Act;

     (c)  /   /   Insurance company as defined in section 3(a)(19) of the
                  Act;

     (d)  /   /   Investment company registered under section 8 of the
                  Investment Company Act of 1940;

     (e)  / X /   An investment adviser in accordance with
                  ss.240.13d-1(b)(l)(ii)(E);

     (f)  /   /   An employee benefit plan or endowment fund in accordance
                  with ss.240.13d-1(b)(1)(ii)(F);

     (g)  /   /   A parent holding company or control person in accordance
                  with ss.240.13d-1(b)(1)(ii)(G);

     (h)  /   /   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

     (i)  /   /   A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940;

     (j)  /   /   Group, in accordance with ss.240.13d-1((b)(l)(ii)(J)

Item 4.   Ownership
          ---------

     (a) The Reporting Person and/or its principals and employees own 1,300 shares of the Common Stock of the Issuer.

     (b) The shares covered by this report represent 0.01% of the Common Stock of the Issuer.

     (c) The Reporting Person and/or its principals and employees have sole voting and dispositive power over the 1,300 shares owned by the Reporting Person and/or its principals and employees.



                                Page 4 of 6 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 77316P101


Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more
than five percent of the class of securities, check the following:       X
                                                                    ----------

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          Not applicable.

Item 8.   Identification and Classification of Members of the Group

          Not applicable.

Item 9.   Notice of Dissolution of Group

          Not applicable.

Item 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.







                                Page 5 of 6 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 77316P101



                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                  QUAKER CAPITAL MANAGEMENT CORPORATION


                                       February 13, 2007
                                       ---------------------------------
                                                           Date


                                       /s/ Mark G. Schoeppner
                                       ---------------------------------
                                                           Signature


                                       Mark G. Schoeppner, President
                                       ---------------------------------
                                                           Name/Title









                                Page 6 of 6 Pages